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                                                         Exhibit 11.01
                                   Canmax Inc.
                       Computation of Earnings per Share

                                         Years Ended October 31
                                      1996          1995            1994


Primary earnings (loss) per share:

   Net income (loss)               $   142,614  $  (3,734,450)  $ (6,042,114)

   Weighted average common shares    4,983,011      4,706,382      3,918,889

   Shares issued upon assumed
   exercise of dilutive
   stock options and warrants        2,448,269              -              -

   Shares assumed repurchased         (580,132)             -              -

   Weighted average common and
   common equivalent shares          6,851,148      4,706,382      3,918,889

   Net income (loss) per common
   and common equivalent share     $       .02  $        (.79)  $      (1.54)

   Fully diluted earnings (loss)
   per share:

   Net income (loss)               $   142,614  $  (3,734,450)  $ (6,042,114)

   Weighted average common shares    4,983,011      4,706,382      3,918,889

   Shares issued upon assumed
   exercise of dilutive stock
   options and warrants              2,448,269              -              -

   Shares assumed repurchased         (580,132)             -              -

   Weighted average common and
   common equivalent shares          6,851,148      4,706,382      3,918,889

   Net income (loss) per common
   and common equivalent shares    $       .02  $        (.79)  $      (1.54)


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